SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

SUSQUEHANNA BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

April 12, 2005

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Tuesday, May 17, 2005. At the meeting, you will be asked to elect six members for the coming three years to the Board of Directors’ Class of 2008, and to consider and vote upon Susquehanna’s 2005 Equity Compensation Plan. We will also report on Susquehanna’s 2004 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting, the 2004 Summary Annual Report and Susquehanna’s 2004 Annual Report on Form 10-K.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement are examples of proof of ownership.

If you are not able to attend the Annual Meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter

Chairman of the Board, President

and Chief Executive Officer

WEBCAST DIRECTIONS

You are cordially invited to listen to the Susquehanna Bancshares, Inc. 2005 Annual Meeting of Shareholders webcast live via the Internet on Tuesday, May 17, 2005, beginning at 10:00 a.m. Eastern time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your Susquehanna shares.

The webcast may be viewed on Susquehanna’s website at http://www.susquehanna.net. The event may be accessed by clicking on “Investor Relations” at the bottom of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the website at the same address through July 17, 2005.

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

April 12, 2005

NOTICE OF ANNUAL MEETING

On Tuesday, May 17, 2005, Susquehanna Bancshares, Inc. will hold its 2005 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

At the meeting we will:

1.	Elect six members for the coming three years to the Board of Directors’ Class of 2008;

2.	Consider and vote upon Susquehanna’s 2005 Equity Compensation Plan; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement, and to approve the 2005 Equity Compensation Plan.

Only shareholders of record of Susquehanna common stock at the close of business on Friday, April 1, 2005, may vote at the Annual Meeting. In the event the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the meeting we will also report on Susquehanna’s 2004 business results and other matters of interest to shareholders.

A copy of each of Susquehanna’s 2004 Summary Annual Report and Susquehanna’s 2004 Annual Report on Form 10-K is also enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is April 12, 2005.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

Lititz, Pennsylvania

April 12, 2005

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

PROXY STATEMENT

April 12, 2005

INTRODUCTION

General

On Tuesday, May 17, 2005, Susquehanna Bancshares, Inc. will hold its 2005 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. At the meeting, you will be asked to elect six members for the coming three years to the Board of Directors’ Class of 2008, to consider and vote upon Susquehanna’s 2005 Equity Compensation Plan and to attend to any other business properly presented at the meeting.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the Annual Meeting. A recent bank or brokerage account statement are examples of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

This Proxy Statement was prepared under the direction of Susquehanna’s Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing for this Proxy Statement and proxy card is April 12, 2005.

Record Date for, and Voting at, the Annual Meeting

Only shareholders of record of Susquehanna common stock at the close of business on Friday, April 1, 2005, may vote at the Annual Meeting. As of April 1, 2005, 46,623,122 shares of Susquehanna common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

A majority of the issued and outstanding shares of common stock is required to constitute a quorum at the Annual Meeting. They may be present at the meeting or represented by proxy. The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The six nominees to the Class of 2008 receiving the highest number of votes will be elected to the Board of Directors’ Class of 2008. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Approval of the 2005 Equity Compensation Plan will require the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting.

Abstentions may be specified on the proposal to approve the 2005 Equity Compensation Plan. Abstentions will be considered present for purposes of determining the presence of a quorum, but as unvoted on the proposal to approve the plan. Abstentions will have the same effect as a negative vote because the plan requires the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors; however, they will not have this discretionary authority with respect to the proposal to approve the 2005 Equity Compensation Plan. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of such matters other than having the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of such matters.

As to all other matters properly brought before the meeting, the vote of the holders of a majority of the Susquehanna common stock, present in person or by proxy, will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions on these matters will have the same effect as a negative vote because under Susquehanna’s Bylaws, these matters require the affirmative vote of the holders of a majority of Susquehanna common stock, present in person or by proxy at the Annual Meeting. Any broker non-votes will be counted for purposes of determining whether a quorum is present but will not have an effect on the outcome of these matters other than having the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of these matters.

Proxies for the Annual Meeting

All shares represented by valid proxies will be voted in the manner specified in the proxies.

Your proxy, unless you otherwise specify in the proxy, will be voted FOR the election of the persons nominated for directors by Susquehanna’s Board of Directors and FOR approval of the 2005 Equity Compensation Plan. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

Your Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons named in the proxy will have the discretion to vote or act on such matters according to their best judgment.

Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 16, 2005.

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

If you are a participant in the BuyDIRECTsm Open Availability and Dividend Reinvestment Plan for Susquehanna common stock, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

If you are an employee participant in Susquehanna’s Employee Stock Purchase Plan, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. These persons will not receive any additional compensation for these services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. Susquehanna will bear the costs of all such solicitations.

Susquehanna has also engaged Morrow & Company, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies. Susquehanna has agreed to pay Morrow approximately $6,500 for its services. Susquehanna has also agreed to reimburse Morrow for disbursements by Morrow on Susquehanna’s behalf, including, among other things, disbursements and expenses related to the solicitation and televoting of holders of record as well as non-objecting beneficial owners. Morrow has agreed to protect the security and confidentiality of nonpublic personal information concerning Susquehanna’s customers, shareholders and potential customers.

Revocability of Proxy

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting;

•	submitting a later dated proxy (including an Internet or telephone vote) received by the Secretary of Susquehanna; or

•	appearing at the Annual Meeting and requesting a revocation of the proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

Electronic Access to Proxy Materials and Annual Report

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This Proxy Statement, the 2004 Summary Annual Report and Susquehanna’s 2004 Annual Report on Form 10-K are available in the Investor Relations section of Susquehanna’s website at http://www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the bottom of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. Or, you may go directly to this page at http://www.snl.com/Interactive/IR/docs.asp?IId=100457. The information on our website is not part of this Proxy Statement. References to our website herein are intended to be inactive textual references only.

If you are a shareholder of record, you can choose this option and save Susquehanna the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling Susquehanna toll free at 1-888-400-9866 and asking a customer service representative for extension 6204 or 6305 in Susquehanna’s Stock Administration Department.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call Susquehanna (at the phone number and extensions listed above) and tell us otherwise. You do not have to elect Internet access each year.

If you hold your Susquehanna common stock through a broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of Susquehanna’s management, no person owns beneficially more than 5% of Susquehanna’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

AND HOLDINGS OF MANAGEMENT

The shares of Susquehanna common stock deemed to be beneficially owned by each director, each nominee for election to the office of director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group as of February 28, 2005, is set forth in the following table. On February 28, 2005, none of the individuals named in the following table beneficially owned more than 1% of Susquehanna’s outstanding shares of common stock. On that date, all of the directors, nominees and executive officers as a group beneficially owned 2.25% of Susquehanna’s outstanding common stock (based on the number of shares outstanding on February 28, 2005 (46,618,074) and options which are exercisable or will become exercisable on or before April 29, 2005 (354,067)).

Name of Beneficial Owner	Number of Shares Owned (1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock
Wayne E. Alter, Jr.	35,000	3,000	38,000
James G. Apple	24,593	11,500	36,093
Edward Balderston, Jr.(2)	15,543	35,361	50,904
William T. Belden	7,717	18,438	26,155
Lisa M. Cavage	465	2,780	3,245
James A. Bentley, Jr.(3)(4)	30,663	2,250	32,913
John M. Denlinger	56,855	9,000	65,855
Gregory A. Duncan	15,798	48,525	64,323
Chloé R. Eichelberger(5)	41,327	2,250	43,577
Bernard A. Francis, Jr.	3,668	2,700	6,368
Owen O. Freeman, Jr.(3)(6)	90,383	3,000	93,383
Henry H. Gibbel(7)	190,412	11,250	201,662
T. Max Hall	15,806	10,500	26,306
Bruce A. Hepburn(8)	14,724	2,250	16,974
Drew K. Hostetter	8,054	52,578	60,632
David D. Keim(9)	8,028	19,421	27,449
Rodney A. Lefever	1,259	4,525	5,784
Russell J. Kunkel(3)	12,637	2,250	14,887
Guy W. Miller, Jr.(3)	11,002	2,250	13,252
James G. Pierné	1,058	8,463	9,521
E. Susan Piersol(3)	1,000	2,250	3,250
Michael M. Quick	8,939	27,613	36,552
William J. Reuter(3)	19,978	52,605	72,583
M. Zev Rose	25,500	2,250	27,750
Peter J. Sahd	351	4,558	4,909
David T. Swoyer	2,000	2,000	4,000
Roger V. Wiest	42,000	7,500	49,500
William B. Zimmerman(10)	10,484	3,000	13,484

All Directors, Nominees and Executive Officers as a Group (28 individuals)	695,244	354,067	1,049,311

(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Mr. Balderston has sole beneficial ownership with respect to 12,586 shares and shares beneficial ownership with his wife with respect to 2,063. He also holds 894 shares as custodian for minor nieces and nephews.
(3)	Nominee for three year term expiring in 2008. All nominees to the Class of 2008 are current members of Susquehanna’s Board of Directors.
(4)	Mr. Bentley has sole beneficial ownership with respect to 10,869 shares and shares beneficial ownership with his wife with respect to 18,524 shares. In addition, 1,270 shares are held by a minor.
(5)	Ms. Eichelberger has sole beneficial ownership with respect to 33,327 shares. In addition, her fiancé has sole beneficial ownership with respect to 8,000 shares.
(6)	Mr. Freeman has sole beneficial ownership with respect to 84,901 shares. In addition, he shares beneficial ownership of 5,482 shares with children and grandchildren.
(7)	Mr. Gibbel has sole beneficial ownership with respect to 151,412 shares and shares beneficial ownership with his wife with respect to 25,000 shares. Mr. Gibbel’s wife has sole beneficial ownership of 14,000 shares. Mr. Gibbel is also an officer and director of the Gibbel Foundation, Inc., which holds 7,030 shares. Mr. Gibbel disclaims beneficial ownership to the Gibbel Foundation position.
(8)	Mr. Hepburn has sole beneficial ownership of 9,326 shares. He shares beneficial ownership with his mother with respect to 1,180 shares. In addition, 4,218 shares are held in a family trust.
(9)	Mr. Keim has sole beneficial ownership with respect to 3,052 shares and shares beneficial ownership with his wife with respect to 562 shares. Mr. Keim’s wife has sole beneficial ownership of 4,414 shares.
(10)	Mr. Zimmerman has sole beneficial ownership with respect to 8,396 shares. Mr. Zimmerman’s wife has sole beneficial ownership of 655 shares. In addition, 409 shares are held by Zimmerman’s Hardware and Supply Company, Inc., of which Mr. Zimmerman is the Chief Executive Officer, and 1,024 shares are held by Zimmerman’s American Hardware, of which Mr. Zimmerman is a partner.

ELECTION OF DIRECTORS

General

Susquehanna’s Board of Directors currently consists of 16 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

At the Annual Meeting, six persons will be elected to the Class of 2008. The candidates nominated who receive the highest number of votes will be elected. In the election, you will be entitled to cast one vote for each share held by you for each of the six candidates to the Class of 2008, but will not be entitled to cumulate your votes.

Nomination Process

Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board of Directors has nominated six persons to the Class of 2008. The six nominees to the Class of 2008 are all current members of Susquehanna’s Board.

The Board’s Nominating and Corporate Governance Committee has adopted a formal policy for shareholders to recommend nominees to the Board. Under that policy, the committee will review nominations made by shareholders prior to December 31st in the year preceding the applicable annual meeting, and evaluate and consider such shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as further described below.

Susquehanna’s Bylaws also provide that at the Annual Meeting, any holder of Susquehanna common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s President not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of Susquehanna capital stock that will be voted by the notifying shareholder for the proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of shares of Susquehanna capital stock owned by the notifying shareholder.

Nomination Criteria

The Nominating and Corporate Governance Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether or not he or she has any experience in the banking industry. The Committee will also consider whether a potential nominee resides or does business in the geographic area in which Susquehanna operates. It will also consider whether or not a potential nominee has had any prior experience serving on one of Susquehanna’s subsidiary boards of directors.

The Class of 2008

The Board of Directors’ nominees for the Class of 2008 are James A. Bentley, Jr., Owen O. Freeman, Jr., Russell J. Kunkel, Guy W. Miller, E. Susan Piersol and William J. Reuter. Messrs. Bentley, Freeman, Kunkel, Miller and Reuter and Ms. Piersol are all currently directors of Susquehanna. Messrs. Kunkel and Bentley were appointed to the Board in connection with Susquehanna’s acquisition of Patriot Bancorp, Inc. in 2004. Information regarding Messrs. Bentley and Kunkel is set forth below:

James A. Bentley, Jr.

Mr. Bentley is the President and Chief Executive Officer of Bentley Graphic Communications, a commercial printing and distribution company that he formed in 1985. Prior to joining Susquehanna’s Board in 2004, he was a member of the Board of Directors of Patriot Bank Corp. since 1997.

After graduating from the University of Vermont in 1981 with a Bachelor of Science degree in Political Science, Mr. Bentley spent the next four years working overseas for Bank of Boston in Geneva, London and Guernsey before entering the printing business in 1985.

Mr. Bentley is currently a Director of the West Vincent Land Trust as well as a former Director of The French & Pickering Creeks Trust, The Green Valleys Association and The Graphic Arts Association.

Russell J. Kunkel

Mr. Kunkel retired from Meridian Bancorp, Inc. in 1997. Prior to his retirement, he served as Vice Chairman of National Penn Bank from 1996 to 1997 and Vice Chairman of Meridian from 1985 to 1995. From 1967 to 1985 he served as Executive Vice President and various other positions with Meridian. Prior to joining Susquehanna’s Board in 2004, he was a member of the Board of Directors of Patriot Bank Corp. since 2000.

Mr. Kunkel also currently serves on the Board of Directors of Susquehanna Patriot Bank (since 2004), Philadelphia Health Care Trust (since 1998) and Pennsylvania Medical Reinsurance Company (since 2003).

Mr. Kunkel is a 1964 graduate of Albright College with a Bachelor of Science degree in Economics.

In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Board of Directors’ nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for substitute nominee(s) chosen by the Board. The Board of Directors has no present knowledge that any of the nominees will be unavailable to serve.

Your Board of Directors unanimously recommends that you vote “FOR” the election of the six director nominees to the Class of 2008.

Biographical Summaries of Directors and Nominees

The name and age of each nominee and continuing director of Susquehanna, as well as their business experience (including their principal occupation and the period during which he or she has served as a Susquehanna director), is set forth in the following table:

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since	Present Term Expires
James A. Bentley, Jr.*	46	President and Chief Executive Officer, Bentley Graphic Communications (Commercial Print and Distribution Company)	2004	2005
Owen O. Freeman, Jr.*	70	Retired Chairman of the Board, First Capitol Bank	1999	2005
Russell J. Kunkel*	62	Retired Vice Chairman, Meridian Bancorp, Inc.	2004	2005
Guy W. Miller, Jr.*	59	President and Chief Executive Officer, Homes by Keystone, Inc. (Modular Homes Manufacturer)	1999	2005
E. Susan Piersol*	50	President and Chief Executive Officer, Piersol Homes Corp. (residential home builder and real estate developer)	2004	2005
William J. Reuter*	55	Chairman of the Board, President and Chief Executive Officer, Susquehanna; Chairman of the Board, Susquehanna Bank PA	1999	2005
Bruce A. Hepburn	62	Certified Public Accountant (sole proprietor)	2002	2006
Henry H. Gibbel	70	President and Chief Executive Officer, Lititz Mutual Insurance Co., Penn Charter Mutual Insurance Co., Farmers & Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company (Insurance Companies)	1982	2006
M. Zev Rose	67	Senior Shareholder and President of Sherman, Silverstein, Kohl, Rose & Podolsky (Law Firm)	2002	2006
Roger V. Wiest	64	Managing and Senior Partner, Wiest, Muolo, Noon & Swinehart (Law Firm)	1992	2006
Wayne E. Alter, Jr.	53	President and Chief Executive Officer, DynaCorp, Inc. (Real Estate Development and Management Company); Managing Member, Equinox Properties LLC (Real Estate Ownership and Management Company); Former Chairman and Chief Executive Officer, Dynamark Security Centers, Inc. (Security Company); and Former President and Chief Executive Officer, WEA Enterprises, Inc. (Aviation Business)	2001	2007

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since	Present Term Expires
James G. Apple	69	President, Butter Krust Baking Co., Inc. (Baking Company)	1992	2007
John M. Denlinger	65	Retired; Division Manager, Denlinger Building Materials, a Division of Carolina Holdings, Inc. (Building Material Manufacturer); President, Denlinger, Inc. (Building Material Manufacturer)	1985	2007
Chloé R. Eichelberger	71	President and Chief Executive Officer, Chloé Eichelberger Textiles, Incorporated (Fabric Finishing)	2001	2007
T. Max Hall	70	Attorney and Managing Partner, McNerney, Page, Vanderlin and Hall (Law Firm); Chairman of the Board, Data Papers, Inc. (Printing Company); Chairman of the Board, Data Papers, Inc. of North Carolina, Inc. (Printing Company)	1986	2007
William B. Zimmerman	68	President and Chief Executive Officer, Zimmerman’s Hardware & Supply Co., Inc.	2001	2007

*	The Board of Directors’ nominees for election at the Annual Meeting for terms expiring 2008.

CORPORATE GOVERNANCE

Board Independence

Susquehanna’s Board has determined that all of the members of the Board are “independent” under the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market except for Mr. Reuter, who is Susquehanna’s President and Chief Executive Officer. The Board believes that the independence requirements contained in the listing standards provide the appropriate standard for assessing the independence of directors, and uses such requirements in assessing whether or not each member of the Board is independent.

Board Meetings

Susquehanna’s Board met 13 times during 2004. Each of the directors attended at least 90% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served that were held in 2004 during the period when he or she served as a director.

All of Susquehanna’s directors attended last year’s Annual Shareholders’ Meeting. Susquehanna’s Board requires all of its members to attend all regularly scheduled board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case by case basis. A director’s attendance record will be considered by the Nominating and Corporate Governance Committee in its nominating process.

Executive Sessions

Susquehanna’s non-management directors met in executive session without any management directors in attendance two times during 2004.

Board Committees

Susquehanna’s Board has the following three standing committees:

Nominating and Corporate Governance Committee

Year Formed	Number of Meetings in 2004	Committee Members(1)	Functions Performed
2003	3	Wayne E. Alter, Jr. James G. Apple John M. Denlinger Henry H. Gibbel T. Max Hall

•   develop qualification criteria for Board members;

•   identify individuals qualified to become Board members;

•   recommend that the Board select director nominees for each annual meeting of shareholders;

•   develop and recommend to the Board corporate governance policies and procedures applicable to the company.

(1)	The Directors who serve on the Nominating and Corporate Governance Committee are all “independent” for purposes of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

The Nominating and Corporate Governance Committee Charter is available on our website at www.susquehanna.net. Click on “Investor Relations,” then “Governance Documents,” then “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Audit Committee

Year Formed	Number of Meetings in 2004	Committee Members(1)	Functions Performed
1987	13	James G. Apple Chloé R. Eichelberger Bruce A. Hepburn(2) Guy W. Miller, Jr.

•   meet with Susquehanna’s independent accountants and review the scope and results of Susquehanna’s annual audit;

•   review information pertaining to internal audits;

•   oversee that Susquehanna management has: maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to assure an adequate system of internal control; and established and maintained processes to assure compliance with applicable laws, regulations and corporate practices;

•   meet with the Board on a regular basis to report the results of its reviews;

•   recommend to the Board the selection of independent accountants and review periodically their performance and independence from management;

•   review and approve Susquehanna’s Internal Audit Plan; and

•   periodically meet privately with Susquehanna’s independent accountants, senior management and its General Auditor.

(1)	The Directors who serve on the Audit Committee are all “independent” for purposes of the Sarbanes-Oxley Act of 2002 and Rule 4200(a)(15) of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.
(2)	The Board has determined that Bruce A. Hepburn is an “audit committee financial expert” as defined in Item 401 of Regulation S-K. Mr. Hepburn, like all members of the Audit Committee, is “independent” for the purposes of the Sarbanes-Oxley Act of 2002 and National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

The Audit Committee Charter is available on our website at www.susquehanna.net. Click on “Investor Relations,” then “Governance Documents,” then “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

Year Formed	Number of Meetings in 2004	Committee Members(1)	Functions Performed
1987	6	Wayne E. Alter, Jr. John M. Denlinger Henry H. Gibbel

•   review and approve key executive salaries and salary policy;

•   with respect to Susquehanna’s Chief Executive Officer, determine the salary and criteria for that office;

•   administer Susquehanna’s Equity Compensation Plan;

•   approve participants in Susquehanna’s Executive Deferred Income Plan; and

•   review and approve the design of any new supplemental compensation programs applicable to executive compensation.

(1)	The Directors who serve on the Compensation Committee are all “independent” for purposes of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

The Compensation Committee Charter is available on our website at www.susquehanna.net. Click on “Investor Relations,” then “Governance Documents,” then “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Code of Ethics

Susquehanna’s Board of Directors has adopted a Code of Ethics which outlines the principles, policies and laws that govern the activities of Susquehanna, and establishes guidelines for conduct in the workplace. The Code of Ethics applies to directors as well as employees, including senior financial officers. Every director and employee is required to read and comply with the Code of Ethics. A copy of the Code of Ethics is available on our website at www.susquehanna.net. Click on “Investor Relations,” then “Governance Documents,” then “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code of Ethics may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania, 17543 Attention: Corporate Secretary. Susquehanna intends to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on our website, or on a Form 8-K to the extent otherwise required under Nasdaq listing standards.

Shareholder Communications with the Board

A shareholder who wishes to communicate with the Board may do so by sending his or her correspondence to William J. Reuter, Chairman, President and Chief Executive Officer, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543 Attention: Board of Directors. Mr. Reuter will forward all correspondence to the Chairman of the Board’s Nominating and Corporate Governance Committee.

APPROVAL OF 2005 EQUITY COMPENSATION PLAN

The Proposal

At the Annual Meeting, there will be presented to the shareholders a proposal to approve the 2005 Equity Compensation Plan (the “2005”). The proposal requires the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting for its approval.

On March 29, 2005, the Board of Directors adopted the 2005 Plan subject to shareholder approval at the Annual Meeting. This will not be effective unless or until shareholder approval is obtained.

Your Board of Directors unanimously recommends that you vote “FOR” approval of the 2005 Plan.

Description of the 2005 Equity Compensation Plan

General

Susquehanna’s current Equity Compensation Plan will expire in 2006. The 2005 Plan has therefore been created to assist Susquehanna in promoting the interests of Susquehanna by providing performance incentives to designated employees, directors and consultants of Susquehanna and its subsidiaries. The following discussion is qualified in its entirety by the text of the 2005 Plan, a copy of which is attached as Annex A.

Subject to adjustment in certain circumstances as discussed below, the 2005 Plan authorizes up to 2,000,000 shares of common stock for issuance pursuant to the terms of the 2005 Plan. If and to the extent options or stock appreciation rights granted under the 2005 Plan terminate, expire or cancel without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the 2005 Plan.

Administration of the 2005 Plan

The 2005 Plan will be administered and interpreted by a committee of the Board of Directors which will consist of not less than two persons appointed by the Board of Directors from among its members who are “non-employee directors” of Susquehanna as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who may, to the extent that the Board of Directors deems necessary to comply with Section 162(m) of the Code, also be an “outside director” as that term is defined in regulations under Section 162(m) of the Code (the “Committee”). The Committee has the authority to determine:

•	the persons to whom options and/or awards are to be granted under the 2005 Plan;

•	the type, size and terms of the awards;

•	the time when the awards are to be granted; and

•	any other matters arising under the 2005 Plan.

The 2005 Plan forbids repricing of options without shareholder approval.

Grants

Incentives under the 2005 Plan consist of incentive stock options, non-qualified stock options, restricted stock grants, restricted stock unit grants and stock appreciation rights (hereinafter collectively referred to as “Grants”). Each Grant is subject to the terms and conditions set forth in the 2005 Plan and to those other terms and conditions consistent with the 2005 Plan as the Committee deems appropriate and specifies in the written agreement memorializing that Grant (the “Grant Letter”).

Eligibility for Participation

Employees, directors and consultants of Susquehanna and its subsidiaries are eligible to participate in the 2005 Plan. All of Susquehanna’s employees (including all of its executive officers) as well as all of its directors are eligible to participate in the 2005 Plan. However, future benefits to directors and executive officers of Susquehanna under the 2005 Plan cannot currently be determined. After receiving recommendations from the management of Susquehanna, the Committee will select the persons to receive Grants and will determine the number of shares of common stock subject to a particular Grant. No grantee may receive options, stock appreciation rights, restricted stock units or restricted stock awards for more than 450,000 shares of common stock for any calendar year.

Granting of Options

General. The Committee may grant options qualifying as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code and/or other stock options (“NQSOs”) in accordance with the terms and conditions set forth in the 2005 Plan or any combination of ISOs or NQSOs.

Term, Purchase Price, Vesting and Method of Exercise of Options. The exercise price of any stock option granted under the 2005 Plan will be the fair market value of such stock on the date the option is granted.

The Committee may determine the option exercise period for each option; provided, however, that the exercise period may not exceed ten (10) years from the date of grant. The Committee has discretion to accelerate the exercisability of any option at any time for any reason, including upon a Change of Control of Susquehanna (as defined below). Unless otherwise provided in the Grant Letter, each option shall fully vest upon the earliest of:

•	the grantee’s normal retirement date;

•	five years from the date of the Grant; or

•	the grantee’s death or disability (within the meaning of Susquehanna’s long-term disability program).

A grantee may exercise an option by delivering notice of exercise to the Secretary of Susquehanna with accompanying full payment of the option price. Generally, payment of the option price may be made in cash or, with the Committee’s consent, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares. The grantee must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) to any grantee. Upon a grantee’s exercise of a SAR, the grantee receives in settlement of such SAR a number of shares of common stock with a fair market value equal to the difference between the fair market value of the common stock underlying the SAR on the date of grant and the fair market value of the common stock underlying the SAR on the date of exercise.

Effects of Termination of Service with Susquehanna

Generally, unless provided otherwise in the grant letter, the right to exercise any option or SAR terminates 90 days following termination of the participant’s relationship with Susquehanna for reasons other than death or disability. If the grantee’s relationship with Susquehanna terminates due to death or disability, unless provided otherwise in a Grant Letter, the right to exercise an option or SAR will terminate the earlier of one year following such termination or the original expiration date.

Restricted Stock Grants

Susquehanna may issue restricted shares of common stock (a “Restricted Stock Grant”) pursuant to the 2005 Plan. If a grantee’s employment terminates during the period, if any, designated in the Grant Letter as the period during which the shares are restricted (the “Restriction Period”), the shares will be forfeited. During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of common stock to which such Restriction Period applies, except to a successor grantee in the event of the grantee’s death.

Restricted Stock Units

Susquehanna may issue restricted stock units (“Restricted Stock Units”) to grantees under the 2005 Plan. A Restricted Stock Unit is a contractual promise to issue a Grantee shares at a later date. The Committee may make grants of Restricted Stock Units to eligible grantees in such amounts and upon such terms as the Committee determines and sets forth in a Grant Letter. A Grant of Restricted Stock Units may be settled in common stock, cash, or in any combination of common stock and/or cash; provided, however, that a determination to settle an award of Restricted Stock Units in whole or in part in cash shall be made only with approval of the Committee.

Amendment and Termination of the 2005 Equity Compensation Plan

The Board of Directors may amend or terminate the 2005 Plan at any time, provided however, that any amendment that increases the aggregate number (or individual limit for any grantee) of shares of common stock that may be issued or transferred under the 2005 Plan, or modifies the requirements as to eligibility for participation, will be subject to approval by the shareholders of Susquehanna. No ISOs may be granted after the date which is ten (10) years from the effective date of the 2005 Plan (or, if shareholders approve an amendment that increases the number of shares reserved for issuance upon the exercise of ISOs granted pursuant to the 2005 Plan, ten (10) years from the date of the amendment). Thereafter, the 2005 Plan will remain in effect for the purposes of Grants other than ISOs, unless and until otherwise determined by the Board of Directors.

Change of Control of Susquehanna

In the event of a Change of Control of Susquehanna, the Committee has discretion to accelerate the vesting of any or all outstanding Grants. A Change of Control of Susquehanna will be deemed to have taken place if:

•	any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate) shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding;

•	any person or group purchases substantially all of the assets of Susquehanna;

•	Susquehanna is liquidated or dissolved;

•	at least a majority of the Board of Directors of Susquehanna at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

•	Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

To the extent not exercised in connection with a transaction where Susquehanna is not the survivor (or survives only as a subsidiary of another company), all vested options and SARs will terminate upon closing of that Change of Control.

Federal Income Tax Consequences under the 2005 Equity Compensation Plan

Set forth below is a general description of the federal income tax consequences relating to grants made under the 2005 Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

Non-Qualified Stock Options

There are no federal income tax consequences to grantees or to Susquehanna upon the grant of a NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and Susquehanna generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by exercise of a NQSO, a grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the grantee’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the grantee at the time of exercise of the NQSO).

Incentive Stock Options

Grantees will not be subject to federal income taxation upon the grant or exercise of ISOs and Susquehanna will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option exercise price and Susquehanna will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a “disqualifying disposition”), the grantee generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. Susquehanna generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the grantee.

Generally, where previously acquired common stock is used to exercise an outstanding ISO or NQSO, appreciation on such stock will not be recognized as income. However, if such common stock was acquired pursuant to the exercise of an ISO, a disqualifying disposition will be deemed to have occurred if such stock is used to exercise another ISO prior to the expiration of the applicable holding periods.

Stock Appreciation Rights

The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the value of the shares of common stock received upon such exercise, and Susquehanna will be entitled to a corresponding deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock

A grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and Susquehanna will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any. Susquehanna will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the difference between the fair market value of the common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, Susquehanna will be entitled to a deduction in the same year, and any gain or loss recognized by the grantee upon subsequent disposition of the common stock will be capital gain or loss. If, after making the election, any common stock subject to a Restricted Stock Grant is forfeited, the grantee will not be entitled to any tax deduction or tax refund.

Restricted Stock Units

A participant who is granted a Restricted Stock Unit is not required to recognize any taxable income at the time of grant. Upon distribution of shares in respect of a restricted stock unit, the fair market value of those shares will be taxable to the grantee as ordinary income and Susquehanna will receive a deduction equal to the income recognized by the grantee. The subsequent disposition of shares acquired pursuant to a Restricted Stock Unit will result in capital gain or loss (based on the difference between the price received on disposition and the market value of the shares at the time of their distribution).

Section 162(m)

The 2005 Plan is intended to permit grants of ISOs, NQSOs and SARs to meet the requirements of “performance-based compensation” within the meaning of Section 162(m) of the Code.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

On March 8, 2005, the Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, Susquehanna’s independent accountants, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Susquehanna. The Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Committee recommended to the Board that Susquehanna’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Susquehanna Bancshares, Inc. Audit Committee:

James G. Apple, Chair

Chloé R. Eichelberger

Bruce A. Hepburn

Guy W. Miller, Jr.

Summary of Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee of Susquehanna’s Board of Directors has the responsibility to oversee Susquehanna’s relationship with the independent auditor including, but not limited to, evaluating the independence of the independent auditor in the performance of audit and non-audit related services to Susquehanna. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent auditor may be pre-approved.

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from Susquehanna.

Proposed services either: may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”); or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from Susquehanna, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and Susquehanna, consistent with Independence Standards, and discussing with the independent auditor its methods and procedures for ensuring independence.

Fees Billed by Independent Accountants to Susquehanna

The aggregate fees billed to Susquehanna by PricewaterhouseCoopers LLP for each of the fiscal years ended December 31, 2004 and 2003, respectively, is set forth in the table below:

	For the Fiscal Year Ended December 31, 2004	For the Fiscal Year Ended December 31, 2003
Audit Fees(1)	$979,716	$402,975
Audit Related Fees(2)	62,120	41,880
Tax Fees(3)	434,138	279,890
All Other Fees(4)	0	207,285

(1)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2004		2003
• Audits of Financial Statements	$870,000	(A)	$360,000
• Statutory Audits	35,000		30,000
• Consents	8,000		0
• Assistance with and Review of Documents Filed with the SEC	66,716		12,975

(A)	Audit fees include $490,000 related to Section 404

(2)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2004	2003
• Accounting Consultations and Audits in Connection with Acquisitions	$10,790	$0
• Attest Services not Required by Statute or Regulation	31,550	30,000
• Consultation Concerning Financial Accounting and Reporting	19,780	11,880

(3)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2004	2003
• Tax Compliance	$74,780	$106,890
• Tax Planning	359,358	173,000
• Tax Advice	0	0

(4)	Includes the aggregate fees billed by PricewaterhouseCoopers LLP in 2003 for benefits consulting services. PricewaterhouseCoopers LLP ceased performing such services in 2003.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Report of the Compensation Committee

The Compensation Committee of Susquehanna’s Board considers the following matters in its oversight of executive compensation:

•	assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and

•	developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

Overall Policy

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna’s success in meeting specified performance goals and to appreciation in its stock price. The overall objectives of this strategy are:

•	to attract and retain the best possible executive talent;

•	to motivate executives to achieve the goals inherent in Susquehanna’s business strategy;

•	to link executive and shareholder interests through equity based plans; and

•	to provide a compensation package that recognizes individual contributions, as well as overall business results.

Each year the Committee conducts a review of Susquehanna’s executive compensation program. The Committee believes that Susquehanna’s most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna’s performance and its executive compensation in the context of the compensation programs of other companies.

The Committee determines the compensation for Susquehanna’s corporate officers. This includes all individuals whose compensation is set forth in the “Summary Compensation Table” which follows. The Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of Susquehanna’s Chairman of the Board, President and Chief Executive Officer), the Committee solicits and considers the views and recommendations of Mr. Reuter.

The key elements of executive compensation consist of:

•	base salary;

•	annual incentive bonus; and

•	long term compensation through grants or awards under Susquehanna’s Equity Compensation Plan.

The Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Reuter, Susquehanna’s Chairman of the Board, President and Chief Executive Officer, are

discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year, unless certain requirements are met. Compensation attributable to options granted under Susquehanna’s Equity Compensation Plan currently in effect is expected to qualify for deductibility. The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the Committee’s executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the other objectives of the executive compensation program and, if the Committee believes to do so is in the company’s best interests and the interests of its shareholders, the Committee will make compensation arrangements that may not be fully deductible due to Section 162(m).

Base Salaries

Base salaries for executive officers are determined by:

•	evaluating the responsibilities of the position held and the experience of the individual; and

•	reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are determined by:

•	evaluating the performance of Susquehanna and of each executive officer; and

•	taking into account new responsibilities delegated to each executive officer during the year (in the case of executive officers with responsibility for a particular business unit, the unit’s financial results are also considered).

In conducting its deliberations, the Committee makes use of an executive compensation analysis prepared by nationally recognized consultants on executive compensation matters. The 2004 survey analyzed compensation paid to executives at participating financial institutions with assets between $2 billion and $5 billion and financial holding companies with median assets of $7.5 billion.

The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna’s management program. The salaries of Susquehanna’s principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within an industry competitive range. Accordingly, salaries which are established by the Committee may slightly exceed or fall below the range. Mr. Reuter’s salary falls within the range established for the position he occupies.

In evaluating an executive officer’s performance, the Committee looks to his or her accomplishments (which are based on qualitative and quantitative measures) and the results produced by the executive officer (which are based on quantitative measures). In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the Committee is permitted to assign a weight and importance to each factor as the Committee, in its discretion, deems appropriate.

In determining the compensation package awarded to Messrs. Reuter, Duncan, Hostetter, Quick and Francis, the Committee did not attach particular weight to their employment agreements with Susquehanna, other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. Base salary adjustments for all executive officers other than Mr. Reuter were determined by the Committee in consideration of the salary survey and the performance factors for Susquehanna and each executive officer as discussed above, and upon the recommendations and performance evaluation provided by Mr. Reuter.

With respect to the base salary granted to Mr. Reuter in 2004, the Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna’s success in meeting its return on equity and other financial goals in 2003, the performance of Susquehanna common stock and the assessment by the Committee of Mr. Reuter’s individual performance. The Committee also took into account the longevity of Mr. Reuter’s service to Susquehanna and Farmers & Merchants Bank and Trust and its belief that Mr. Reuter is a representative of Susquehanna to the public by virtue of his stature in the community and the industry. Mr. Reuter was granted a base salary of $541,190 for 2004 (on an annualized basis effective June 2004), an increase of 15% over his $470,600 base salary for 2003.

Annual Incentive Bonus

In 2001, the Committee retained an outside consultant to evaluate Susquehanna’s executive compensation program and to make appropriate recommendations. Base salaries, annual incentives, long term incentives and related compensation issues were included in the evaluation. The evaluation report was presented to the Committee in December 2001. Based on the recommendations contained in the report, the Committee approved the following programs:

•	a short term annual cash incentive program for 2002 and 2003 (which was renewed for 2004 and 2005); and

•	a long term incentive program for 2002, 2003 and 2004.

Short Term Annual Cash Incentive Program. The short term annual cash incentive program, known as the “Key Executive Annual Incentive Plan,” is available to designated members of Susquehanna’s executive, corporate and senior management. In 2004, 67 individuals, including Messrs. Reuter, Duncan, Hostetter and Quick, participated in the program.

For each year of the program, a target annual incentive award is established for each participant that is based on a percentage of the participant’s base salary. Percentage targets range from 15% to 70%, dependent on the participant’s executive position. As long as minimum targets have been met, incentive awards have minimum payouts ranging from 4.5% to 21%, and maximum payouts ranging from 22.5% to 105%, of the participant’s base salary, dependent on the participant’s executive position. Calculation of a participant’s target award and actual maximum or minimum award, if any, is based upon on at least two performance components:

•	an individual performance component, based upon the participant’s realization of individual goals established by the participant’s supervisor during the participant’s annual performance appraisal; and

•	a corporate performance component, based on a performance matrix consisting of an annual return on equity target and an annual earnings per share growth target for Susquehanna.

With respect to the corporate performance component, for each year of the program, the return on equity target is established based on peer group return on equity. In 2004, the return on equity target was 10%. The earnings per share growth target is established by the Committee. In 2004, the earnings per share target was 12.78%. Each year, minimum and maximum thresholds are established for both targets. In 2004, the minimum return on equity threshold was 10.22% and the minimum annual earnings per share growth threshold was 5%. If either target falls below its minimum threshold in a given year, no incentive award may be granted. For 2004, the maximum return on equity threshold was 14.06% and the maximum annual earnings per share growth threshold was 12.5%.

An additional, third “unit” performance component is also applied to participants in the program who are responsible for certain Susquehanna business units. The unit component is based upon satisfaction by the particular unit of certain goals established for that unit by Susquehanna’s management. For example, a participant in the program who is a president of a particular bank subsidiary (i.e., a “unit”) would be evaluated not only on Susquehanna’s performance (i.e., the corporate component) and his or her own individual performance (i.e., the individual component), but on the bank’s performance (i.e., the unit component), as well.

Each performance component of the award is weighted, based upon the individual participant’s responsibilities. For example, the corporate component of one participant may consist of 60% and the individual component may consist of 40% of the targeted award for those participants whose award is based solely on the corporate and individual components. Those with a unit performance component may have a unit portion weighted at either 25% or 50%, with the corporate and individual components adding up to 100%.

In 2004, for a participant to receive 100% of his or her target annual incentive award, Susquehanna had to achieve 12.78% return on equity and 10% annual earnings per share growth. Additionally, the participant had to achieve his or her individual targets, and, if applicable, his or her unit had to satisfy its unit goals. In 2004, Susquehanna’s return on equity was 10.73% and its earning per share growth was 2.6%. Accordingly, Susquehanna did not meet the minimum thresholds under the program or the targets, and no bonuses were paid out under the short term annual cash incentive program.

Long Term Incentive Program. The long term incentive program awards, at the discretion of the Committee, non-qualified stock options and/or restricted stock to participants in the program. No options or stock are awarded if Susquehanna’s cumulative earnings per share has increased less than 3% per year from the base year of 2001. Targeted annual earnings per share growth for the three year program is 8% with a maximum threshold of 10%.

In 2004, the long-term incentive program had 67 participants. Each participant was given a fixed target number of non-qualified stock options for each program year (i.e., 2002, 2003 and 2004) based upon their respective positions within Susquehanna, ranging from a minimum of 2,600 to a maximum of 37,000. For each year of the program, a participant can be awarded 20% (minimum threshold of 3% growth) to 125% (maximum threshold of 10% growth) of his or her targeted amount, depending on Susquehanna’s earnings per share performance for that year.

The long term incentive program is a cumulative program, meaning that the performance in 2004 is aggregated with the prior year’s performance so that improved performance year over year can allow the awarding of prior year shares not earned, if cumulative performance warrants.

Any non-qualified stock options or restricted stock granted under the program will be issued under Susquehanna’s Equity Compensation Plan. In 2004, Susquehanna’s cumulative earnings per share growth was 3%. Accordingly, in February 2004, the Committee determined that participants in the plan would be awarded 20% of their respective target shares under the program for 2004. Grants for 2004 were made in March, 2005. An aggregate amount of 149,690 non-qualified stock options were awarded. Of this total, 7,400, 3,400, 3,400 and 3,400 stock options were granted to Messrs. Reuter, Duncan, Hostetter and Quick, respectively. Mr. Francis, who does not participate in the program, also received a discretionary grant of 1,200 stock options.

Equity Compensation Plan

The Equity Compensation Plan is administered and interpreted by the Committee. After receiving recommendations from executive management, the Committee has the sole authority to determine:

•	the persons to whom options and/or awards will be granted under the plan;

•	the type, size and terms of the options granted under the plan;

•	the time when the options and/or awards will be granted and the duration of the exercise period; and

•	any other matters arising under the plan.

Awards under the plan may consist of incentive stock options, non-qualified stock options, restricted stock grants, phantom stock rights and stock appreciation rights. All grants are subject to the terms and conditions set forth in the plan and to other terms and conditions consistent with the plan as the Committee deems appropriate and as are specified by the Committee to the designated individual in his or her respective Grant Letter. The Committee must approve the form and provisions of each Grant Letter to an individual.

Officers, employee directors and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the plan. Non-employee directors receive an initial grant of a non-qualified stock option to acquire 2,250 shares upon becoming a newly-elected director, and thereafter, while serving in their capacities as directors, receive an annual grant of an option to purchase 2,250 shares each year during the term of the plan. The options generally may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. After receiving recommendations from executive management, the Committee selects the persons to receive grants and determines the number of shares of Susquehanna common stock subject to a particular grant. No grantee may receive options, stock appreciation rights, phantom stock rights or restricted stock awards for more than 450,000 shares of Susquehanna common stock for any calendar year.

As discussed above in the “Annual Incentive Bonus” section of this report, the non-qualified stock options granted under the long term incentive program, as well as any discretionary grants, are issued under the Equity Compensation Plan. The stock options grants earned in 2004 by Messrs. Reuter, Duncan, Hostetter Quick and Francis were made in March of 2005 as disclosed above.

Other Compensation

Executive Life Insurance Program. Susquehanna, through contracts obtained by its wholly-owned subsidiaries, also provides an executive life insurance program for certain of its executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Quick. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy), or if the officer dies after attaining age 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The premiums for this program were paid in 1998 by certain of Susquehanna’s wholly-owned subsidiaries in a one-time, lump sum payment in an aggregate amount equal to $9,347,762, of which $534,112, $279,232, $285,736 and $319,335 was paid for the premiums on Messrs. Reuter’s, Duncan’s, Hostetter’s and Quick’s policies, respectively. Under this program, a grantor trust, on behalf of Susquehanna and its wholly-owned subsidiaries, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

Executive Supplemental LTD Plan. Susquehanna also provides executive supplemental long term disability insurance for certain of its executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Francis. Valley Forge Asset Management Corp. (“VFAM”) also provides similar insurance for Mr. Francis. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between the maximum amount available under the plan and 60% of the executive’s salary. The premiums paid for this insurance in 2004 were $4,475, $2,106, $2,233 and $7,419 for Messrs. Reuter, Hostetter, Duncan and Francis, respectively.

Francis Life Insurance Policy. VFAM pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000. The premium paid for this insurance in 2004 was $4,350.

Francis Bonus. In 2004, Mr. Francis earned a bonus of $230,000 under a bonus program offered by VFAM. Under the program, employees, including Mr. Francis, may receive a semi-annual bonus in such amounts as determined by VFAM’s board of directors within guidelines established by VFAM. The key elements of the guidelines are an employee’s performance of his or her designated responsibilities and VFAM’s attainment of budget goals related to asset and revenue growth and its overall profitability, as determined by Susquehanna’s management.

Contingent Earnings Agreement and VFAM Bonus Program. Mr. Francis also receives additional payments (including bonus payments) under a Contingent Earnings Agreement and bonus plan only available at VFAM.

In 2004, Mr. Francis received a contingent earnings payment of $326,585 that he earned under the provisions of the Contingent Earnings Agreement that Susquehanna and VFAM agreed to when Susquehanna acquired VFAM in 2000. Under that agreement, certain designated employees of VFAM, including Mr. Francis, are eligible for contingent earnings payments in an aggregate amount not to exceed $2,360,000 if and when the conditions of that agreement are satisfied.

In 2004, Mr. Francis also earned a bonus of $195,000 under a new bonus program offered by VFAM. The bonus was paid in February 2005. Under that program, certain VFAM employees, including Mr. Francis, approved by VFAM’s Board of Directors, may be paid in each fiscal year a share of VFAM’s adjusted pre-tax profit (as defined in the Contingent Earnings Agreement). The share of the adjusted pre-tax profit paid to the employees is a percentage, not greater than 50% of the excess, that leaves VFAM with an adjusted pre-tax profit after payment of the bonus that is at least 10% more than the highest comparable adjusted pre-tax target profit for any prior year.

Discretionary 2005 Cash Bonuses. In February 2005, the Committee granted a discretionary cash bonus to certain executive officers, including Messrs. Reuter, Hostetter, Duncan and Quick, in appreciation for the anticipated contributions in 2005 by the executive officers as Susquehanna transitions through cultural change. The bonuses paid in March 2005 were $113,650, $47,088, $47,403 and $32,400 to Messrs. Reuter, Hostetter, Duncan and Quick, respectively.

Conclusion

Through the programs described above, a significant portion of Susquehanna’s executive compensation is linked directly to individual and corporate performance (and business unit performance, where applicable) and stock price appreciation. In 2004, as in previous years, performance-based variable elements played a major role in the Committee’s executive compensation determinations, including those relating to Mr. Reuter. The Committee intends to continue the policy of linking executive compensation to Susquehanna’s performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

The Susquehanna Bancshares, Inc. Compensation Committee:

Wayne E. Alter, Jr.

John M. Denlinger

Henry H. Gibbel

Compensation of Directors

As of June 2004, Directors received an annual fee of $17,000 and a payment of $800 for attendance at each Board of Directors’ meeting except telephonic meetings, where the compensation was $250. They were also paid the following committee fees per meeting:

	Fees for Non-Chairperson Committee Members	Fees for Committee Chairperson
Committee Meeting	$1,200	$1,500
Committee Meeting (on same day as Board Meeting)	$300	$375

Non-employee Directors were also entitled to receive stock option grants pursuant to Susquehanna’s Equity Compensation Plan as discussed above.

Summary Compensation Table

The following table is a summary of the compensation for the years 2004, 2003 and 2002 awarded or paid to, or earned by, Susquehanna’s Chief Executive Officer and its four other most highly compensated executive officers in 2004.

			Annual Compensation				Long Term Compen- sation Awards
Name	Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compen- sation(3)		Securities Underlying Options(4)	All Other Compensation(5)
William J. Reuter	Chairman of the Board, President and Chief Executive Officer of Susquehanna	2004 2003 2002	$548,430 449,198 403,092	$0 — 88,203		$23,633 17,700 12,150	7,400 7,400 22,200	$132,542 25,936 16,644

Gregory A. Duncan	Executive Vice President and Chief Operating Officer of Susquehanna	2004 2003 2002	$326,252 297,550 277,543	$0 — 42,900	$	— — —	3,400 3,400 10,200	$16,993 12,235 9,131

Drew K. Hostetter	Executive Vice President, Treasurer and Chief Financial Officer of Susquehanna	2004 2003 2002	$323,109 291,747 275,215	$0 — 42,295	$	— — —	3,400 3,400 10,200	$15,842 11,265 9,131

Michael M. Quick	Vice President and Group Executive of Susquehanna	2004 2003 2002	$262,350 216,718 197,266	$0 — 24,618	$	— — —	3,400 3,400 10,200	$8,227 6,763 6,571

Bernard A. Francis, Jr.	Vice President of Susquehanna and Director of Wealth Management	2004 2003 2002	$285,595 275,018 275,018	$425,000 210,000 220,000		$338,585 367,250 183,603	1,200 500 1,500	$17,989 16,021 12,018

(1)	Includes salary deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.
(2)	Includes bonuses earned by the named executive in the applicable year, even though such bonuses may be paid in the subsequent year (i.e., bonuses earned in 2003 were paid in 2004). Also includes any bonus deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such bonus is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.
(3)	Includes fees paid to or deferred by Mr. Reuter for services as a director of Susquehanna. Also includes (i) contingent earnings compensation in the amounts of $326,585 and $355,250 paid or deferred in 2004 and 2003, respectively, to Mr. Francis; (ii) a $61,535 signing bonus and $110,068 option buyout payment to Mr. Francis in 2002; and (iii) a car allowance in the amount of $12,000 paid to Mr. Francis in each of years 2004, 2003 and 2002. The value of other perquisites and other personal benefits granted to the named executive officers that in the aggregate did not exceed the lesser of $50,000 or 10% of the named executive’s salary and bonus are not included.
(4)	Represents number of shares of Susquehanna common stock pertaining to non-qualified stock options earned under the Equity Compensation Plan in the applicable year, even though the actual grants of such stock options occurred in the subsequent year (i.e., options earned in 2004 were granted in 2005).
(5)	Amounts represent contributions in accordance with the provisions of the Susquehanna 401(k) plan, premiums for group term life insurance, imputed income under an executive life insurance program, premiums paid for an executive supplemental long term disability plan and allocations under the Supplemental Executive Retirement Plan during fiscal years 2004, 2003 and 2002, as follows:

	Year	401(k) Plan	Group Term Life Insurance	Executive Life Insurance Program	Executive Supplemental Long Term Disability Plan	Supplemental Executive Retirement Plan(1)
William J. Reuter	2004 2003 2003	$6,150 6,000 6,000	$70 70 70	$4,284 1,426 1,169	$4,475 — —	$117,563 18,440 9,405

Gregory A. Duncan	2004 2003 2002	$6,150 6,000 6,000	$70 70 70	$1,204 601 522	$2,233 — —	$7,336 5,564 2,539

Drew K. Hostetter	2004 2003 2002	$6,150 6,000 6,000	$70 70 70	$1,329 630 550	$2,106 — —	$6,187 4,565 2,511

Michael M. Quick	2004 2003 2002	$6,150 6,000 5,925	$70 70 70	$2,007 693 576	— — —	— — —

Bernard A. Francis, Jr.	2004 2003 2002	$6,150 6,000 6,000	$70 70 70	$4,350 5,227 1,224	$7,419 4,724 4,724	— — —

(1)	Present value of the benefit used to calculate and pay the estimated tax (or any portion thereof) prior to the named executive’s officer’s normal retirement date. Actual taxes that are calculated on the normal retirement date will be off-set by the prior FICA payments made by the participants using these estimated values.

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s Equity Compensation Plan, the only compensation plan of Susquehanna under which equity securities are authorized for issuance, as of December 31, 2004:

Plan Category(1)	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,729,660	$20.00	247,016
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	The table does not include information for equity compensation plans assumed by Susquehanna in mergers. As of December 31, 2004, the only equity compensation plans assumed by Susquehanna in a merger were the stock purchase options of Cardinal Bancorp, Inc. (collectively, the “Cardinal Option Plan”) and the stock purchase options of Patriot Bank Corp (collectively, the “Patriot Option Plan”). A total of 53,540 shares of common stock were issuable upon exercise of options granted under the Cardinal Option Plan, and a total of 18,432 shares of common stock were issuable upon exercise of options granted under the Patriot Option Plan. The weighted average exercise price of all options outstanding under the Cardinal Option Plan at December 31, 2004 was $8.59. The weighted average exercise price of all options outstanding under the Patriot Option Plan at December 31, 2004 was $11.06. Susquehanna cannot grant additional awards under these assumed plans.

Stock Option Grants

The following table sets forth information concerning the individual grants of non-qualified stock options to purchase Susquehanna’s common stock made to the named executive officers in 2004:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William J. Reuter	7,400	5.2%	$25.14	01/21/2014	$116,997	$296,493
Gregory A. Duncan	3,400	2.4%	$25.14	01/21/2014	53,755	136,227
Drew K. Hostetter	3,400	2.4%	$25.14	01/21/2014	53,755	136,227
Michael M. Quick	3,400	2.4%	$25.14	01/21/2014	53,755	136,227
Bernard A. Francis, Jr.	500	0.4%	$25.14	01/21/2014	7,905	20,033

These awards were made pursuant to Susquehanna’s Equity Compensation Plan. Under this plan, the exercise price of Susquehanna common stock subject to a non-qualified stock option is the fair market value of Susquehanna’s common stock on the date the option is granted. The fair market value of a share of Susquehanna’s common stock is the last reported sale price on the Nasdaq National Market on the date of the grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The options generally may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of grant and one-third on the fifth anniversary of the date of the grant.

The dollar gains in the above table result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Susquehanna’s common stock. The gains reflect a future value based upon growth at these prescribed rates.

It is important to note that options have value to recipients, including the listed executive officers, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

The following table sets forth information concerning exercised and unexercised stock options held by the named executive officers as of December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In- the-Money Options at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Reuter	44,353	$473,733	57,705	64,850	$325,441	$272,616
Gregory A. Duncan	31,413	$346,246	45,125	35,600	$275,758	$158,556
Drew K. Hostetter	15,000	$196,199	49,178	35,600	$254,992	$158,556
Michael M. Quick	—	—	24,213	26,850	$183,942	$109,506
Bernard A. Francis, Jr.	—	—	1,500	5,000	$15,490	$18,935

Description of Certain Employment Contracts and Plans

Executive Employment Contracts

Mr. Reuter. Mr. Reuter has an employment agreement which will terminate, unless renewed, in December 2007. The agreement provides for a base salary in 2005 of $600,000, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Reuter’s performance. The agreement also provides benefits comparable to those generally provided to other salaried employees of Susquehanna, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Reuter is also eligible to participate in Susquehanna’s Key Executive Incentive Plan. The agreement may be terminated by Mr. Reuter on ninety days notice to Susquehanna. Susquehanna may terminate the agreement immediately for cause.

Mr. Reuter’s employment agreement also provides certain relief in the event Mr. Reuter is permanently disabled, terminated by Susquehanna without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Reuter becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Reuter’s employment is terminated by Susquehanna without cause, or by Mr. Reuter, if there occurs an adverse change in his circumstances (other than following a change of control), then Mr. Reuter will be entitled to receive bi-weekly payments in the amount of his average annual compensation over the past three years, plus pension benefits, group health and life insurance and certain other benefits for the remaining term of the employment agreement. If Mr. Reuter elects to terminate employment following an adverse change in his circumstances after a change of control (as defined in the agreement), then Mr. Reuter will be entitled to receive the benefits described in the preceding sentence for a five year period following the change of control.

Messrs. Duncan and Hostetter. Messrs. Duncan and Hostetter each have employment agreements which will terminate, unless renewed, in December 2007. The agreements provide for a base salary in 2005 of $336,000 for Mr. Duncan and $333,920 for Mr. Hostetter, and provide that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of the officer’s performance. The agreements also provide benefits comparable to those generally provided to other salaried employees of Susquehanna, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreements, the officers are also eligible to participate in Susquehanna’s Key Executive Incentive Plan. The agreements may be terminated by Mr. Duncan or Mr. Hostetter on ninety days notice to Susquehanna. Susquehanna may terminate each agreement immediately for cause.

The employment agreements also provide certain relief in the event the officer is permanently disabled, terminated by Susquehanna without cause or has an adverse change in his circumstances (as defined in the agreement). If the officer becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If the officer’s employment is terminated by Susquehanna without cause, or by the officer, if there occurs an adverse change in his circumstances (other than following a change of control), then he will be entitled to receive bi-weekly payments in the amount of his average annual compensation over the past three years, plus pension benefits, group health and life insurance and certain other benefits for the remaining term of the employment agreement. If the officer elects to terminate employment following an adverse change in his circumstances after a change of control (as defined in the agreement), then he will be entitled to receive the benefits described in the preceding sentence for a three year period following the change of control.

Mr. Quick. Mr. Quick has an employment agreement which will terminate, unless renewed, in December 2006. The agreement provides for a base salary in 2005 of $290,000, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Quick’s performance. The agreement also provides benefits comparable to those generally provided to other salaried employees of Susquehanna, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Quick is also eligible to participate in Susquehanna’s Key Executive Incentive Plan. The agreement may be terminated by Mr. Quick on two month’s notice to Susquehanna. Susquehanna may terminate the agreement immediately for cause.

Mr. Quick’s employment agreement also provides certain relief in the event Mr. Quick is permanently disabled, terminated by Susquehanna without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Quick becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Quick’s employment is terminated by Susquehanna without cause, or by Mr. Quick, if there occurs an adverse change in his circumstances within twelve months of the date of the agreement or within twelve months following a change of control (as defined in the agreement), then Mr. Quick will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate in effect prior to any reduction which led to his termination, times the greater the number of months otherwise remaining under the agreement or twelve months, plus certain other benefits provided for in the agreement, including COBRA, life insurance and payments under pension plans to the extent of Mr. Quick’s participation.

Mr. Francis. Mr. Francis has an employment agreement which will terminate, unless renewed, in December 2007. The agreement provides for a base salary in 2005 of $279,000, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Francis’s performance. The agreement also provides benefits comparable to those generally provided to other salaried employees of Susquehanna, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Francis is also eligible to receive semi-annual bonus compensation in accordance with established guidelines. The agreement may be terminated by Mr. Francis on two month’s notice to Susquehanna. Susquehanna may terminate the agreement immediately for cause.

Mr. Francis’s employment agreement also provides certain relief in the event Mr. Francis is permanently disabled, terminated by Susquehanna without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Francis becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Francis’s employment is terminated by Susquehanna without cause, or by Mr. Francis, if there occurs an adverse change in his circumstances within twelve months of the date of the agreement or within twelve months following a change of control of Susquehanna or a change of control, sale or liquidation of Valley Forge Asset Management Corp., then Mr. Francis will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate of total compensation in effect prior to any reduction which led to his termination, times the greater the number of months otherwise remaining under the agreement, plus certain other benefits provided for in the agreement, including COBRA, life insurance and payments under pension plans to the extent of Mr. Francis’s participation. If Mr. Francis elects to terminate his employment prior to the end of the term of the agreement in a case other than a breach by Susquehanna or an adverse change, he will be subject to a one year non-compete if Susquehanna elects to pay him over that one year period an amount equal to his base salary and bonus for the previous year.

Change of Control Plans

Susquehanna adopted a Key Employee Severance Pay Plan in 1999. The purpose of the plan is to alleviate financial hardships which may be experienced by senior executives and other key employees of Susquehanna whose employment is terminated under specified circumstances within one year of a change of control of Susquehanna and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential change of control.

The plan provides that if a participant in the plan is terminated under certain circumstances within one year following a change of control as defined in the plan, he or she will receive a lump sum payment in an amount equal to one-half, one or one and one-half times his or her annual compensation (as determined by the Compensation Committee in its sole discretion at the time the person is designated as a participant in the plan) within 15 days after such termination, and for a one year period after such termination, be entitled to receive certain benefits and perquisites which comparable employees of the company are eligible to receive under plans or programs in effect as of the date of his or her termination.

Additionally, each of Susquehanna’s Equity Compensation Plan, Executive Deferred Income Plan and executive life insurance program contains change of control provisions. In the event of a change of control of Susquehanna as defined under the Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. In the event of a change of control as defined under the Executive Deferred Income Plan, each participant in the plan who voluntarily terminates his or her employment in connection with such change of control will receive the amount of any remaining unpaid vested benefits credited to his or her account. In the event of a change of control as defined in the executive life insurance program, while an arrangement will generally automatically terminate if an officer terminates his or her employment prior to his or her normal retirement date, it will not automatically terminate if the officer’s employment is terminated within 12 months of a change of control.

Pension Plans

Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a defined benefit pension plan (the “Retirement Income Plan”) under which benefits are determined by “Final Average Compensation” as defined below. This plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year’s service in which 1,000 hours are worked. All participants in predecessor plans maintained by Susquehanna’s subsidiaries as of January 1, 1989 became members of the Retirement Income Plan effective that date.

Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a social security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan (“Supplemental Plan”) which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code provisions which limit the compensation and benefits under a qualified retirement plan. The Supplemental Plan was amended in 2004 to permit certain individuals designated by Susquehanna’s Board of Directors, including Mr. Reuter, to receive a minimum benefit equal to 75% of the benefit the individual would have received under the Retirement Income Plan as in effect prior to January 1, 1998 based on the individual’s service and compensation as of his or her Early, Normal or Late Retirement Date (all as defined in the Supplemental Plan), as applicable, reduced by his or her Qualified Plan Accrual (as defined in the Supplemental Plan). Selected participants of the Retirement Income Plan, including Messrs. Reuter, Duncan, Hostetter, Quick and Francis are eligible for benefits under the Supplemental Plan.

Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan. All employees who were participants in the Retirement Income Plan had the value of their benefit under that plan converted into an opening Cash Balance Account under the Cash Balance Pension Plan.

Employees age 55 and older with 10 or more years of service as of January 1, 1998, were “grandfathered” and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997. Messrs. Reuter, Duncan, Hostetter, Quick and Francis were not grandfathered.

Normal retirement under the Cash Balance Pension Plan is age 65. Individuals who reach age 55 with 15 years of service are eligible for early retirement. The benefit equals the annuitized value of the participant’s Cash Balance Account as of the retirement commencement date.

The annual contribution credited to each participant’s account under the Cash Balance Pension Plan is based upon the participant’s age plus service as of the beginning of each plan year, as follows:

Participant’s Age Plus Service	Annual Contribution Allocation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	8%
80-89	9%
90-99	10%
100 or more	11%

In addition, following the close of each plan year, the account balance at the end of such year is credited with interest based upon a 1-year Treasury Bill rate determined at the beginning of the plan year.

For purposes of the Cash Balance Pension Plan, as of December 31, 2004, Messrs. Reuter, Duncan, Hostetter, Quick and Francis had 31, 17, 9, 13 and 13 years of service, respectively. The gross earnings, less certain excludable payments and income (such as, but not limited to, payouts from the employee stock purchase plan, imputed income on the Supplemental Plan, the executive life insurance program, reimbursement for relocation expenses), of Messrs. Reuter, Duncan, Hostetter, Quick and Francis is compensation covered under the Cash Balance Pension Plan, up to the federal maximum of “covered compensation,” determined by the IRS each year. In 2004, this maximum was $205,000. The estimated annual benefits under the Cash Balance Pension Plan and the Supplemental Plan upon retirement at normal retirement age for each of the named executive officers is as follows:

Officer/Employee	Covered Compensation(1)	Current Service as of December 31, 2003	Annual Benefit(2)
William J. Reuter	$548,430	31	$199,316
Gregory A. Duncan	326,252	17	106,872
Drew K. Hostetter	323,109	9	80,839
Michael M. Quick	262,972	13	35,313
Bernard A. Francis, Jr.	515,595	13	69,547

*	Assumptions: 2004 compensation remains level until normal retirement; the interest crediting rate is assumed to be 5% for all years after 2004; cash balance accounts are converted to annuities using an interest rate of 7% and GAR 94 mortality
(1)	Equals gross compensation, less excludable income/payments. For purposes of benefit projections, plan compensation is normally limited to $200,000. However, each of the above named executive officers’ compensation is not limited as they participate in the Supplemental Plan (which provides benefits for compensation over the limit under 401(a)(17) of the Internal Revenue Code on compensation).
(2)	Estimated annual benefit at age 65.

401(k) Plan

Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a 401(k) plan under which employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers eligible employees of Susquehanna and its subsidiaries upon the completion of 3 months of service and attainment of 1,000 hours of service during the year. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became participants in the Susquehanna 401(k) plan effective that date.

Subject to certain limitations imposed by the Internal Revenue Service, participants under the Susquehanna 401(k) plan are allowed to defer as little as 1% of their eligible compensation during the year. The plan maximum deferral percentage was eliminated in 2002. However, there is a maximum deferral limit regulated by federal guidelines. That maximum annual deferral limit in 2004 was $13,000. In addition to the employee deferral, employees who were at least age 50, and contributed the maximum allowable to the plan in 2004, could contribute an additional $3,000 to the plan. This extra deferral is called a “catch-up” contribution. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals, following one year of service in which the participant works at least 1,000 hours. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

The vested portion of matching contributions made to the 401(k) plan during 2004 was $30,750 for Messrs. Reuter, Duncan, Hostetter, Quick and Francis and $70,428 for all executive officers as a group.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares for fiscal years 1999 through 2004 the yearly change in the cumulative total return to holders of Susquehanna common stock with the cumulative total return of: (1) the Nasdaq Composite Index (the “Nasdaq Index”), a broad market in which Susquehanna participates; and (2) the SNL Mid-Atlantic Bank Index (the “SNL Mid-Atlantic Bank Index”), an index comprised of banks and related holding companies operating in the Mid-Atlantic region. The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the SNL Mid-Atlantic Bank Index.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Susquehanna Bancshares, Inc.	100.00	109.31	143.83	149.18	185.75	192.23
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Mid-Atlantic Bank Index	100.00	122.55	115.49	88.82	126.29	133.75

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna’s officers and directors, and persons who own more than ten percent of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on Susquehanna’s review of the copies of forms it has received, and written representations from certain reporting persons that they were not required to file Form 5’s relating to Susquehanna stock, Susquehanna believes that in 2004, all filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934 relating to its officers, directors and principal shareholders were satisfied except as noted in the following sentence. Form 4’s relating to a January 21, 2004 grant of stock options were inadvertently filed four business days late for Ms. Eichelberger and Messrs. Alter, Apple, Denlinger, Freeman, Gibbel, Hall, Hepburn, Hetzer, Miller, Rose, Wiest and Zimmerman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2004, these loans totaled approximately $40.3 million.

During 2004, the law firms in which directors Hall, Rose and Wiest are principals, received fees for legal services from Susquehanna affiliates in amounts which were, with respect to each law firm, less than $120,000 per annum.

INDEPENDENT ACCOUNTANTS

Susquehanna engaged PricewaterhouseCoopers LLP, independent accountants, to audit its financial statements for the year ended December 31, 2004. Susquehanna expects to engage PricewaterhouseCoopers LLP as its independent public accountants for the year 2005, subject to review and approval by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna’s shareholders.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Shareholder proposals for the 2006 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 19, 2005, to be considered for inclusion in the proxy statement and form of proxy relating to such 2006 Susquehanna Annual Meeting.

ANNUAL REPORT ON FORM 10-K

Upon written request to the Secretary of Susquehanna at the address set forth the top of page 1, Susquehanna will furnish without charge to any shareholder whose proxy is solicited hereby a copy of Susquehanna’s Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies may also be accessed electronically by means of Susquehanna’s home page on the Internet at www.susquehanna.net and the Securities and Exchange Commission’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

ANNEX A

SUSQUEHANNA BANCSHARES, INC.

2005 EQUITY COMPENSATION PLAN

The purpose of the Susquehanna Bancshares, Inc. 2005 Equity Compensation Plan (the “Plan”) is to provide designated employees, directors and consultants of Susquehanna Bancshares, Inc. (the “Company”) and its subsidiaries with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. The Company believes that the Plan will cause the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders and will align the economic interests of the participants with those of the shareholders.

1. Administration

The Plan shall be administered and interpreted by a committee (the “Committee”), which shall consist of two or more Board members appointed by the Board to administer and interpret the Plan. The Committee members shall be “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the Board or Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or regulations thereunder, require that each “non-employee director” also be an “outside director” as that term is defined in regulations under Section 162(m) of the Code. The powers of the Committee are coextensive with, and not exclusive of, the powers of the Board and references in the Plan to the Committee shall be deemed to include the Board.

Notwithstanding anything in the Plan to the contrary, the Board must approve any grants made under the Plan to any Board members.

The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting and (iv) deal with any other matters arising under the Plan.

The Committee may, in its discretion or in accordance with a directive from the Board, waive or amend any provisions of any Grant, provided such waiver or amendment is not inconsistent with the terms of this Plan as then in effect. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee.

The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2. Grants

Incentives under the Plan shall consist of grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units (hereinafter collectively referred to as “Grants”).

All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant instrument. Grants under a particular section of the Plan need not be uniform as among the grantees.

3. Shares Subject to the Plan

(a) Subject to the adjustment specified below, the aggregate number of shares of the common stock of the Company, par value $2.00 per share (the “Company Stock”) that may be issued or transferred under the Plan is 2,000,000 shares. All such shares of Company Stock are available for issuance upon exercise of incentive stock options granted hereunder. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any one individual during any calendar year shall be 450,000. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent options or stock appreciation rights granted under the Plan terminate, expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised or if any restricted stock units or shares of restricted stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan. Similarly, if any Company Stock is withheld pursuant to Section 8(g) in settlement of a tax withholding obligation associated with a Grant, that Company Stock will again become available for grant under the Plan.

(b) If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, a recapitalization, stock split, or combination or exchange of shares, or merger, reorganization or consolidation in which the Company is the surviving corporation, reclassification or change in par value or by reason of any other extraordinary or unusual events affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced due to the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that may be subject to Grants to any one individual under the Plan in any calendar year, the number of shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number. The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause any incentive stock option to fail to comply with section 422 of the Code.

4. Eligibility for Participation

All employees (“Employees”), consultants and directors of the Company and its subsidiaries, including members of the Board who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) shall be eligible to participate in the Plan; provided, however, that Non-Employee Directors and consultants shall not be eligible to receive incentive stock options.

The Committee shall select the Employees, consultants and Non-Employee Directors to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, consultants and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan.

5. Granting of Options

(a) Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Company Stock that will be subject to each Grant of stock options.

(b) Type of Option and Price. The Committee may grant options intended to qualify as “incentive stock options” within the meaning of section 422 of the Code (the “Incentive Stock Options”) or options which are not intended to so qualify (the “Nonqualified Stock Options”) or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter collectively the “Stock Options”), all in accordance with the terms and conditions set forth herein.

The purchase price of Company Stock subject to a Stock Option shall be determined by the Committee and may not be less than the Fair Market Value (as defined below) of a share of such Stock on the date such Company Stock Option is granted.

If the Company Stock is traded in a public market, then the Fair Market Value per share shall be, if the principal trading market for the Company Stock is a national securities exchange or the National Market segment of The NASDAQ Stock Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or, if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not traded in a public market or subject to reported transactions or “bid” or “ask” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Stock Option. The term of any Stock Option shall not exceed ten years from the date of grant.

(d) Exercisability of Options. Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion, and specified in the Grant Instrument. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Stock Options at any time for any reason including, without limitation, upon a Change of Control (as defined herein).

(e) Vesting of Options and Restrictions on Shares. The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Instrument. Notwithstanding any other provision of the Plan, except as otherwise provided by the Committee in the Grant Instrument, all outstanding Stock Options shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee is an Employee of the Company or a parent or subsidiary of the Company, or a Non-Employee Director in the case of a Nonqualified Stock Option: (i) the Grantee’s normal retirement date, (ii) five years from the date of the Grant, or (iii) the Grantee’s death or Disability (as defined herein).

(f) Manner of Exercise. A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a duly completed notice of exercise to the Secretary of the Company, or such other representative of the Company as the Secretary shall appoint, specifying the number of shares as to which the Stock Option may be exercised and providing payment of such option price in accordance with Subsection (g) below. Such notice may instruct the Company to deliver shares of the Common Stock to be issued upon payment of the option price to any registered broker or dealer designated by Grantee (the “Designated Broker”) in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender notice of exercise, which has been properly executed by the Grantee and the aforementioned delivery instructions to any Designated Broker.

(g) Satisfaction of Option Price. The Grantee shall pay the option price for a Stock Option as specified by the Committee in (w) in cash, (x) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of a Stock Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the option price, (y) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay the exercise price, or (z) by such other method as the Committee may approve. To the extent required by the Committee, shares of Common Stock used to exercise a Stock Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Stock Option. The Grantee shall pay the option price and the amount of any withholding tax due, if any, at the time of payment of the option price. Notwithstanding the foregoing, the exercise price, plus any required federal income tax or other withholding amount, may be paid when the shares underlying the option are issued, or in such other manner as the Committee may approve.

(h) Limits on Incentive Stock Options. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under the Plan and/or any other plan of the Company or any subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Incentive Stock Option does not meet such limitation, that Stock Option will be treated for all purposes as a Nonqualified Stock Option. Furthermore, persons who are not employees of the Company or a subsidiary are not eligible to be granted Incentive Stock Options but are eligible to be granted other types of Grants. Any Incentive Stock Option granted to any Grantee who, at the time the Stock Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a parent or subsidiary of the Company will have an exercise price per share of not less than 110% of Fair Market Value per share on the date of the grant and an option term of not more than five years from the date of grant.

6. Stock Appreciation Rights

(a) General Requirements. The grant of a Stock Appreciation Right (“SAR”) provides the holder the right to receive a number of shares of Common Stock with a value equal to the appreciation in value of the number of shares of Common Stock subject to the SAR between the date of grant and the date of exercise.

(b) Exercise.

(i)	A SAR may be exercised by a Grantee giving notice of intent to exercise to the Company, provided that all or a portion of such SAR will have become vested and exercisable as of the date of exercise.

(ii)	Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs a number of shares of Common Stock with a Fair Market Value equal to the difference between the Fair Market Value of the underlying Company Stock on the date of grant and the Fair Market Value of the underlying Common Stock on the date of exercise of such SAR.

(c) Terms and Conditions. The Grant Instrument evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its sole and absolute discretion:

(i)	Term of SAR. Unless otherwise specified in the Grant Instrument, the term of a SAR will be ten years.

(ii)	Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee;

(iii)	Termination of Employment. Unless otherwise specified in the Grant Instrument, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment.

7. Termination of Employment, Disability or Death

Unless otherwise specified with respect to a particular Grant, Stock Options or SARs granted hereunder will remain exercisable after termination of employment only to the extent specified in this Section 7.

(a) In the event that a Grantee ceases to be employed by the Company for any reason other than a “Disability” or death, any Stock Option or SAR which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by the Company (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee’s Stock Options or SARs which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

(b) In the event the Grantee ceases to be employed by the Company because the Grantee is “disabled,” any Stock Option or SAR which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date on which the Grantee ceases to employed by the Company (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee’s Stock Options or SARs which are not otherwise exercisable as of the date on which the Grantee ceases to be an Employee shall terminate as of such date.

(c) If (a) the Grantee dies while employed by the Company, or (b) in the case of disability, during the period provided at Section 7(b) above, or (c) within 90 days after the date on which the Grantee ceases to be employed by the Company on account of a termination of employment specified in Section 5(a) above (or within such other period of time as may be specified in the Grant Instrument), any Stock Option or SAR which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date of death (or within such other period of time as may be specified in the Grant Instrument), but in any event no later than the date of expiration of the option term. Any of the Grantee’s Stock Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

(d) For purposes of this Section 7, the term “Company” shall include the Company’s subsidiaries and the term “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

8. Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee under a Grant (a “Restricted Stock Grant”), upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Grants:

(a) General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which restrictions on the transfer of shares of Company Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock pursuant to a Restricted Stock Grant in such manner as the Committee determines.

(c) Termination of Employment or Services. If the Grantee ceases to be employed by the Company (as an Employee or Non-Employee Director) during a period designated in the Grant Instrument as the Restriction

Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee under Section 10. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Cash Dividends. During the Restriction Period, unless the Committee determines otherwise, the Grantee shall have the right to vote shares subject to the Restricted Stock Grant and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions under all outstanding Restricted Stock Grants shall automatically and immediately lapse upon a Change of Control.

9. Restricted Stock Unit Grants.

A Restricted Stock Unit is a contractual promise to issue a Grantee shares at a later date. The Committee may from time to time make grants of Restricted Stock Units to eligible Grantees in such amounts and upon such terms as the Committee shall determine and as set forth in an applicable Grant Instrument. Restricted Stock Units granted to a Grantee shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An award of Restricted Stock Units may be settled in Common Stock, cash, or in any combination of Common Stock and/or cash; provided, however, that a determination to settle an award of Restricted Stock Units in whole or in part in cash shall be made only with approval of the Committee.

10. Transferability of Grants

Only the Grantee or his or her authorized representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the regulations thereunder. When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee in its discretion may permit a Grantee to transfer Nonqualified Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a “Family Transfer”), provided that the Grantee receives no consideration for a Family Transfer and the Grant Instruments relating to Nonqualified Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Nonqualified Stock Options immediately prior to the Family Transfer.

11. Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) A liquidation or dissolution of the Company (excluding transfers to subsidiaries) or the sale of all or substantially all of the Company’s assets occurs;

(b) As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split or sale or transfer of assets, any person or group (as such terms are used in and under Section l3(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule l3-d under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Subsection 11(b), a person or group shall not include the Company or any subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary;

(c) If at least a majority of the Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

(d) The Company merges or consolidates with any other corporation (other than a wholly owned subsidiary) and is not the surviving corporation (or survives only as a subsidiary of another corporation).

12. Consequences of a Change of Control

(a) Notice.

(i)	If a Change of Control described in Section 11(a), (b) or(d) will occur, then, not later than 10 days after the approval by the stockholders of the Company (or approval by the Board, if stockholder action is not required) of such Change of Control, the Company shall give each Grantee with any outstanding Stock Options, or SARs written notice of such proposed Change of Control.

(ii)	If a Change of Control described in Section 11(b) may occur without approval by the shareholders (or approval by the Board) and does so occur, or if a Change of Control described in Section 11(c) occurs, then, not later than 10 days after such Change of Control, the Company shall give each Optionee with any outstanding Stock Options, or SARs written notice of the Change of Control.

(b) Election Period. In connection with the Change of Control and effective only upon such Change of Control, each Grantee shall thereupon have the right, within 10 days after such written notice is sent by the Company (the “Election Period”), to make an election as described in Subsection (c) with respect to all of his or her outstanding vested Stock Options or SARs.

(c) Election Right. During the Election Period, each Grantee shall have the right to elect to exercise in full any installments of such vested Stock Options or SARs not previously exercised.

(d) Termination of Stock Options. If a Grantee does not make a timely election in accordance with Subsection (c) in connection with a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), the Grantee’s vested Stock Options or SARs shall terminate as of the Change of Control. Notwithstanding the foregoing, a Stock Option, or SAR will not terminate if assumed by the surviving or acquiring corporation, or its parent, upon a merger or consolidation and, with respect to an Incentive Stock Option, the assumption of the Stock Option occurs under circumstances which are not deemed a modification of the Stock Option within the meaning of sections 424(a) and 424(h)(3)(A) of the Code.

13. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time: provided, however, that any amendment that increases the aggregate number (or individual limit for any single Grantee) of shares of

Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b)), or modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company and provided, further, that the Board shall not amend the Plan without shareholder approval if such approval is required by Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.

(b) Termination of Plan. No Incentive Stock Options shall be granted after the date which is ten years from the Effective Date of the Plan (or, if shareholders approve an amendment that increases the number of shares reserved for issuance upon the exercise of ISOs granted pursuant to the Plan, ten years after the effective date of such amendment). Thereafter, the Plan shall remain in effect for purpose of Grants other than Incentive Stock Options, unless and until otherwise determined by the Board.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 20(b) hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 20(b) hereof or may be amended by agreement of the Company and the Grantee consistent with the Plan. Whether or not the Plan has terminated, the Committee shall not permit the reduction in the exercise price of any Stock Options without first obtaining shareholder approval, other than adjustments contemplated in Section 3(b) or 12(d) of the Plan.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

14. Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

15. Rights of Participants

Nothing in this Plan shall entitle any Employee or Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

16. No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17. Withholding of Taxes

(a) The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards. In the case of Grants paid in Company Stock, the Grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such Grants. The obligations of the Company under the Plan will be conditioned on the satisfaction of any withholding requirement.

(b) To the extent permitted by the Committee, Grantees may make an election to satisfy the Company income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the minimum applicable rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee.

18. Requirements for Issuance of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended so reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

19. Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

20. Miscellaneous

(a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation or by such corporation’s parent corporation (“Substituted Stock Incentives”). The terms and conditions of the substitute grant may vary from the terms and conditions otherwise required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Stock Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule l6b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

(d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the Law of the Commonwealth of Pennsylvania.

21. Effective Date of the Plan

The Plan shall be effective as of the date of the approval of the Plan by the Company’s shareholders.

ADMISSION TICKET Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders May 17, 2005 at 10:00 AM ET

The Hershey Lodge and Convention Center Red Room of the Great American Hall

West Chocolate Avenue and University Drive, Hershey PA 17033

Directions:

Pennsylvania

From Philadelphia

Take the Schuykill Expressway (I-76) West to the Pennsylvania Turnpike (I-76). Pennsylvania Turnpike (I-76) West to exit 266. Turn left onto 72 North. Follow 72 North to 322 West. Take 322 West into Hershey (approximately 12 miles). Turn right onto University Drive (traffic light). Take the first left into the entrance to HERSHEY Lodge.

From Scranton/Wilkes Barre

Take I-81 South to exit 77. Turn left on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

From Harrisburg International Airport

Follow signs for Route 283 West towards Harrisburg. Take exit for I-283 North to Harrisburg. Follow I-283 North to exit 3. Follow Route 322 East to Hershey. As you enter Hershey continue straight onto Route 422 East. At the traffic light at University Drive, turn right onto University Drive. Take the first right into the entrance to the HERSHEY Lodge.

New Jersey From Northern New Jersey

Follow I-78 West to I-81 South. Take exit 77 and follow Route 39 East to Hersheypark Drive. At the traffic light turn right onto Hersheypark Drive. Follow Hersheypark Drive to Route 422 and exit onto 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

Maryland From Baltimore

Take I-83 North towards York and Harrisburg. Approaching Harrisburg, follow signs to continue on I-83 North. I-83 North to 322 East to Hershey. 322 East to 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

From Hagerstown

Follow I-81 North to Exit 77. Turn right on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39 East/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

DETACH ADMISSION TICKET HERE

SUSQUEHANNA BANCSHARES, INC.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Susquehanna Bancshares, Inc. for the Annual Meeting on May 17, 2005.

I (We) hereby constitute and appoint Samuel G. Reel, Jr. and Thomas H. Diehl, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. (“Susquehanna”) which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Hershey Lodge and Convention Center, Red Room of the Great American Hall, West Chocolate Avenue and University Drive, Hershey, Pennsylvania Tuesday, May 17, 2005, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE PROPOSAL TO APPROVE SUSQUEHANNA BANCSHARES, INC.’S 2005 EQUITY COMPENSATION PLAN.

For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees for directors and FOR the proposal to approve Susquehanna Bancshares, Inc.’s 2005 Equity Compensation Plan.

(Continued and to be dated and signed on the reverse side.)

SUSQUEHANNA BANCSHARES P.O. BOX 11306 NEW YORK, N.Y. 10203-0306

COMMENTS:

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Annual Meeting of Shareholders on May 17, 2005 10:00 A.M. ET

INTERNET

https://www.proxyvotenow.com/sus

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-874-4875

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card.

Detach your proxy card.

Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

For shareholders who have elected to receive Susquehanna Bancshares, Inc. Proxy Statement and Annual Report electronically, you can now view the 2005 Annual Meeting materials on the Internet by pointing your browser to http://www.snl.com/Interactive/IR/docs.asp?IID=100457.

ADMISSION TICKET

866-874-4875

CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 PM ET on May 16, 2005

PLEASE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Sign, Date and Return Promptly in the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the following director nominees:

1. Election of Directors to the Class 2008

Nominees: 01- James A. Bentley, Jr., 02—Owen O. Freeman, Jr., 03—Russell J. Kunkel, 04—Guy W. Miller, 05—E. Susan Piersol, 06—William J. Reuter

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Check here if you

Plan to attend the Annual Meeting.

Have written comments on the back of this card.

Have written change of address on this card.

I agree to access future proxy statements and Annual Reports over the Internet.

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

*Exceptions

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

FOR AGAINST ABSTAIN

2. To approve Susquehanna Bancshares, Inc.’s 2005 Equity Compensation Plan.

S C A N L I N E

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date Share Owner sign here Co-Owner sign here

SUSQUEHANNA BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2005

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Susquehanna Bancshares, Inc. for the Annual Meeting on May 17, 2005.

I (We) hereby constitute and appoint Samuel G. Reel, Jr. and Thomas H. Diehl, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. (“Susquehanna”) which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Hershey Lodge and Convention Center, Red Room of the Great American Hall, West Chocolate Avenue and University Drive, Hershey, Pennsylvania Tuesday, May 17, 2005, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

For Participants in the Patriot Bank Employee Stock Ownership Plan: I instruct Investors Trust Company as Trustee to sign a proxy for me in substantially the form set forth above and on the reverse side. The Trustee shall mark the proxy as I specify. If a choice is not specified, my shares will be voted in the same proportion as those shares for which votes have been received.

(Continued and to be dated and signed on the reverse side.)

TO VOTE BY MAIL, PLEASE DETACH HERE

ADMISSION TICKET Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders May 17, 2005 at 10:00 AM ET

The Hershey Lodge and Convention Center

Red Room of the Great American Hall

West Chocolate Avenue and University Drive, Hershey PA 17033

Directions:

Pennsylvania

From Philadelphia

Take the Schuykill Expressway (I-76) West to the Pennsylvania Turnpike (I-76). Pennsylvania Turnpike (I-76) West to exit 266. Turn left onto 72 North. Follow 72 North to 322 West. Take 322 West into Hershey (approximately 12 miles). Turn right onto University Drive (traffic light). Take the first left into the entrance to HERSHEY Lodge.

From Scranton/Wilkes Barre

Take I-81 South to exit 77. Turn left on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

From Harrisburg International Airport

Follow signs for Route 283 West towards Harrisburg. Take exit for I-283 North to Harrisburg. Follow I-283 North to exit 3. Follow Route 322 East to Hershey. As you enter Hershey continue straight onto Route 422 East. At the traffic light at University Drive, turn right onto University Drive. Take the first right into the entrance to the HERSHEY Lodge.

New Jersey

From Northern New Jersey

Follow I-78 West to I-81 South. Take exit 77 and follow Route 39 East to Hersheypark Drive. At the traffic light turn right onto Hersheypark Drive. Follow Hersheypark Drive to Route 422 and exit onto 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

Maryland

From Baltimore

Take I-83 North towards York and Harrisburg. Approaching Harrisburg, follow signs to continue on I-83 North. I-83 North to 322 East to Hershey. 322 East to 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

From Hagerstown

Follow I-81 North to Exit 77. Turn right on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39 East/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

Votes MUST be

indicated (x) in

Black or Blue ink.

The Board of Directors recommends a vote “FOR” the following director nominees:

1. Election of Directors to the Class 2008

Nominees: 01- James A. Bentley, Jr., 02 - Owen O. Freeman, Jr.,

03 - Russell J. Kunkel, 04 - Guy W. Miller,

05 - E. Susan Piersol, 06 - William J. Reuter

FOR

all

WITHHOLD

for all

*EXCEPTIONS

*Exceptions

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided above.)

2. To approve Susquehanna

Bancshares, Inc.’s 2005 Equity

Compensation Plan.

FOR

AGAINST

ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Check here if you

Plan to attend the

Annual Meeting.

Have written change of

address on this card.

Date:

, 2005

Share Owner sign here

Co-Owner sign here

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL, PLEASE DETACH HERE

ADMISSION TICKET

Bring this ticket with you for admission to the meeting

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

on May 17, 2005

10:00 AM ET